Exhibit 99.1

Cypress Semiconductor Responds to Attempt by Departed Former CEO to Regain Influence

T.J. Rodgers Files Lawsuit Against Cypress and Nominates Board Candidates

Company Moves Forward with Consent Solicitation and Other Actions to Strengthen Corporate Governance

SAN JOSE, CA — February 17, 2017 — Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today confirmed that former CEO and Director T.J. Rodgers, who stepped down last year and who holds less than 3% of the Company’s outstanding shares, has filed a lawsuit demanding books and records of Cypress and submitted nominations for two candidates for election to the Board of Directors (the “Board”) at the Company’s 2017 Annual Meeting of Stockholders.

The Company issued the following statement in response:

“We are disappointed that Mr. Rodgers has chosen to take these actions against Cypress and to malign the integrity of Cypress, its directors and its executives without basis.  Cypress has the utmost respect for the rights of stockholders to voice their concerns, but will not be coerced into advancing the self-serving agenda of an individual.  Mr. Rodgers recently transitioned out of Cypress and with due respect for his many contributions as founder, it is unfortunate that he has chosen to act in this disruptive and potentially value-destructive manner.

“Cypress is committed to maintaining a highly qualified and experienced Board, which is especially important as we transition from a founder-led company to our next stage of growth.  Our Board has a defined process to evaluate candidates, and the Nominating and Corporate Governance Committee met with and evaluated Mr. Rodgers’ nominees.

“The Company is at a critical juncture in its history and remains squarely focused on executing its Cypress 3.0 strategy.  While we are hesitant to bring on a former director of the Company closely associated with Mr. Rodgers, and who would not meet independence standards under Nasdaq rules, in effort to avoid the costly distraction of a proxy contest and having to defend ourselves against Mr. Rodgers’ baseless litigation, we offered to expand the Board from seven to eight directors and appoint Daniel McCranie as a director of the Company.  The appointment was conditional upon Mr. Rodgers dismissing his lawsuit against the Company and entering into customary and appropriate standstill and non-disparagement provisions.

“However, Mr. Rodgers rejected this proposal and, in addition to demanding that both his hand-picked candidates be put on the Board, he would not agree to dismiss his meritless lawsuit. As such, and after careful consideration, the Board has determined it is not in the best interest of all stockholders to add Mr. Rodgers’ nominees under these terms and has rejected his demands.

“Regarding Mr. Rodger’s lawsuit, Cypress’ independent directors and outside counsel reviewed his claims and determined they are speculative and without merit.  Cypress is committed to best-in-class corporate governance practices and has clear policies in place at all levels of the company to ensure that we take the appropriate steps to guard against conflicts of interest.

“By executing our Cypress 3.0 strategy, we are positioning the Company for long-term growth by expanding the reach of our innovative embedded systems and solutions in high-growth markets, including automotive, IoT and industrial.  Our Board played an instrumental role in developing our strategy, and the Company’s strong performance in the fourth quarter and for fiscal year 2016 demonstrates that our strategy to diversify our business into fast-growing segments is beginning to take hold.

“Under the leadership of Executive Chairman Ray Bingham and CEO Hassane El-Khoury, we are making solid progress toward building a more focused, stronger and more competitive Cypress.  As we look ahead, we are confident in our Cypress 3.0 strategy and the long-term value that it can deliver to stockholders.  We believe that a highly qualified, innovative and forward-thinking Board is essential to our ability to successfully execute our growth plans, while anticipating and staying ahead of rapidly changing industry dynamics.”

Strengthening Corporate Governance

Cypress also today announced steps to strengthen its corporate governance.  First, the Company filed preliminary consent solicitation materials with the U.S. Securities and Exchange Commission (“SEC”) seeking stockholder approval to amend the Company’s Second Restated Certificate of Incorporation to eliminate the uncommon practice of cumulative voting—only in place at less than 3% of S&P 500 companies.1  The Company expects to file its preliminary consent solicitation materials with the U.S. Securities and Exchange Commission shortly, in order to complete the process ahead of the 2017 Annual Meeting of Stockholders, which has yet to be scheduled.  Cypress is taking this action to bring its voting standards in line with the overwhelming majority of public companies who use majority voting for director elections, including approximately 90% of S&P 500 companies.2

Cypress’ Board has also approved an amendment to Cypress’ bylaws to adopt a majority vote standard for the election of directors in uncontested elections and a plurality vote standard for the election of directors in contested elections, and implement proxy access, subject to stockholder approval of the proposal to eliminate cumulative voting.  The proxy access provisions would permit stockholders who satisfy certain criteria to include stockholder-nominated director candidates in Cypress’ proxy materials.  These actions will further enhance the Company’s corporate governance practices and would take effect immediately if stockholders approve the elimination of cumulative voting.  A majority of the shares outstanding of the Company will be required to approve these changes.

“Cypress has been proactively strengthening its corporate governance program over the past several years and replacing cumulative voting with majority voting and adopting proxy access underscores our ongoing commitment to corporate governance best practices,” said Eric Benhamou, Lead Independent Director of Cypress.  “We also believe that the cumulative voting provision is not in our stockholders’ best interests as it has the potential to enable a single, minority stockholder, who may not have the same interests as other stockholders, to have disproportionate influence on the Board or to take disruptive actions that are not supported by the majority of Cypress’ stockholders.  We are proposing making this change now, as opposed to at this year’s Annual Meeting, only because recent nominations by Mr. Rodgers have raised the near-term risk that this scenario may occur.”

Important Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the solicitation of consents to eliminate cumulative voting (the “Consent Solicitation”) and the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

The Company plans to file a consent solicitation statement with the SEC in connection with the Consent Solicitation (the “Consent Solicitation Statement”). STOCKHOLDERS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Solicitation Statement and other materials to be filed with the SEC in connection with the Consent Solicitation.

1 Source: Data compiled from www.sharkrepellent.net

2 Source: Data compiled from www.sharkrepellent.net

The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”), together with a WHITE proxy card.  STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2016 Annual Meeting of Stockholders (the “2016 Proxy Statement”), filed with the SEC on March 24, 2016. To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the Consent Solicitation Statement and the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the Consent Solicitation or the 2017 Annual Meeting, as applicable, at the SEC’s website (http://www.sec.gov), at the Company’s website (https://www.cypress.com) or via the Company’s Investor Relations portal (http://investors.cypress.com/contactus.cfm). In addition, copies of the consent solicitation and proxy materials, when available, may be requested from the Company’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or toll-free at (877) 285-5990.

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our proposed governance changes, including changes regarding the removal of cumulative voting, the adoption of majority voting provisions and the adoption of proxy access provisions; our Cypress 3.0 strategy;  the composition of our Board of Directors; our 2017 Annual Meeting; the Company’s financial performance; our corporate governance policies and practices; our plans to file certain materials with the SEC; and the possible resolution of the lawsuit with Mr. Rodgers.  Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  our inability to obtain stockholder approval on our proposed governance changes; the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions, including but not limited to the continuing integration of Spansion and the recent acquisition of Broadcom’s wireless IoT business; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

About Cypress

Founded in 1982, Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’s programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories. To learn more, go to www.cypress.com.

Contacts:

For Media:

Sard Verbinnen & Co

Ron Low/John Christiansen

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/ Pat McHugh/Tony Vecchio

(877) 285-5990 info@okapipartners.com